Exhibit (a)(4)

Employee Q&A

Top Questions

1. Why did you reject Roche’s offer?

In short, our Board believes that Roche’s offer doesn’t come close to compensating our stockholders for the intrinsic underlying value of Ventana – including our current products and technologies, business strategy, the longer term potential of our robust R&D pipeline and our truly unique position in the marketplace. Our Board believes that Roche recognizes the attractiveness of our current market position and significant future growth prospects, and has opportunistically timed its offer before these factors could be fully reflected in the Company’s stock price.

We want everyone to see the value Roche sees, so over the next weeks and months, we will be spending more time communicating to the market about our tremendous potential, including on our upcoming earnings conference call.

2. Why have you been silent until now?

We have been legally constrained from commenting until the Board completed its formal review and filed its response. That response, along with the related press release, can be found on the Ventana website and on the Ventana intranet site. We urge you to read them for more information.

3. So have you put the company up for sale?

No. Our Board and management team remain committed to executing our business strategy, and are committed to building near and long-term value for all of our stockholders. We intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

4. When you say stockholders come first, does that mean that the impact on employees is secondary?

We have a legal obligation as a public company to do what’s in the best interests of our stockholders but, at the same time, we recognize that our success as a company is very much based on the contributions made by our employees. Our culture is based on trying to do the right thing by all of our constituents, including stockholders, customers, suppliers, partners, employees and of course the patients who depend on our products.

5. Is there any chance we will do a deal with Roche?

We can’t speculate. We remain committed to executing our business strategy, and are committed to building near and long-term value for all of our stockholders. We intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

6. Is it true that Roche approached us several times in a friendly manner and we didn’t respond?

No—that is simply not true. Roche had informally contacted us in the past and our Board thoroughly considered and analyzed each approach. In fact, contrary to Roche’s misleading statements, we notified Roche and its advisors repeatedly—and well before June 25th—that our Board would consider its most recent proposal and respond after a special Board meeting the following week. Roche chose not to await our response.

7. If $75 per share is too low, what would be the right price?

We can’t answer that specifically, but we do know that Roche’s offer for our company was inadequate.

8. Have we received proposals from any other buyers?

It would not be appropriate for us to comment at this point.

9. What happens next?

That’s difficult to say, but we have provided our response to Roche’s bid and we’re focused on business-as-usual at Ventana. We do expect to spend more time communicating our company’s strengths to the market, and we’re committed to building near and long term value for all of our stockholders.

10. What should employees do until this matter is resolved?

As far as we are concerned, it is business-as-usual. We recognize that there will be rumors and speculation, and there is little we can do about that, except to ask you to try not to be distracted. The best thing you can do is remain focused on critical research and development efforts, achieving our performance targets, meeting the Company’s long-term financial objectives, and delivering on our commitments to customers.

11. Should we still plan for the future?

Yes—Ventana’s future is extraordinarily bright, thanks to your continued hard work. Staying on top of our research and development efforts, achieving our short-term performance targets, meeting the Company’s long-term financial objectives, and delivering on our commitments to customers is how we will best compete successfully and retain the support of our stockholders.

12. Will Roche continue to post letters to us on its website?

We have no way of knowing what Roche will do, but we ask that you direct any questions that you have about this situation to us and we will do our best to answer them.

13. When will we be informed of what is happening?

We will continue to keep you apprised of any and all developments as we are permitted to do so.

14. How will this situation impact our business with Roche in Europe and our collaboration with Genentech going forward?

Our joint venture relationships will continue, business-as-usual.

Understanding a Tender Offer

15. What is a tender offer?

A tender offer is when a company or individual (in this case, Roche) makes an offer to purchase some or all of the shares in a corporation (in this case, Ventana). Tender offers may be solicited or unsolicited, but in this case, it was unsolicited.

16. What does it mean that Roche has commenced its tender offer?

The commencement of the tender offer means that investors are provided with information and a means to tender their shares to Roche. Ventana’s Board has recommended that stockholders do not sell their shares to Roche.

17. The media has been referring to this situation as a hostile takeover—what does that mean?

A hostile takeover is a commonly used term to describe a takeover attempt that was not invited by the other party (in this case, Ventana). Since we did not solicit this proposal, and the Board has not been actively trying to sell the company, the media and others may refer to it as “hostile.”

Roche Tender Offer Rejection

18. Is it likely that Roche will just acquire us anyway through a hostile deal?

It’s something we just can’t speculate on. Our Board has recommended that stockholders not tender their shares, based on its conclusion that Roche’s offer is inadequate from a financial point of view and—given the significant potential of our company—not in the best interests of our stockholders. We also have corporate defenses such as our rights plan—commonly known as a “poison pill” that give our board the latitude it needs to do the right thing by all stockholders.

19. What is your response to the litigation filed in Delaware and Arizona?

Our legal advisors are working on our response. We will keep you apprised of any developments.

20. Can stockholders sell their shares anyway, even after the Board has recommended they don’t?

Yes, but given that Roche’s offer doesn’t come close to compensating our stockholders for the intrinsic underlying value of Ventana, our Board does not believe that selling their shares would be in the stockholders’ best interests.

21. Roche said that it would retain Ventana’s management team and employees, as well as its headquarters in Arizona, and run Ventana at arm’s length, similar to the approach it has taken with other investments such as Genentech in the US and Chugai in Japan. Under these circumstances, doesn’t it seem like Roche would be a good fit for us?

Roche has correctly observed that we have an outstanding workforce – we agree with that 100%. But a merger of the companies is a purely hypothetical event at this point, and it would be speculation to comment about how things would actually play out in a situation that doesn’t exist. The bottom line is that Roche’s offer undervalues our company and we intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

22. Will there be layoffs if we are acquired by Roche?

Right now it is business-as-usual at Ventana and we have no plans to make changes to the workforce. We are a growth company under any scenario. Our future remains very exciting, and our pipeline of new products is exceptionally strong. It is important that we try not to become distracted, and that we remain focused on our critical research and development efforts, achieving our short-term performance targets, meeting the Company’s long-term financial objectives, and delivering on our commitments to customers.

ESPP and Stock-Related Questions

23. How does this announcement affect the Employee Stock Purchase Plan (ESPP)?

The announcement does not affect you participation in the ESPP. If you are currently enrolled, you will continue to contribute at your current rate.

24. Can I withdraw from the ESPP and if I do, when can I re-enroll?

You may withdraw from the ESPP at anytime. However, the next opportunity to re-enroll is January 1, 2009.

25. How does this affect my stock options? Does this affect the ESPP shares I already own?

This does not change your Ventana options or ESPP shares. The value of the shares and options may increase or decrease depending on our stock price, but they are still Ventana shares and options.

26. When is the black out period?

Ventana does not have a company-wide black out period. Employees who regularly have access to material, non-public information have been classified as “insiders” and are subject to a quarterly blackout period that begins two weeks before the end of the quarter until two days following the earnings release. During this period insiders may not buy or sell Ventana stock. In addition, any employees who have access to material, non-public information relating to the pending proposal or any potential future proposal may not buy or sell Ventana stock. These restrictions on trading apply to the exercise of outstanding stock options and to changes in elections under the ESPP, but do not prohibit the purchase of ESPP shares on June 29, 2007, or the continuation of an existing ESPP election for the purchase period beginning July 1, 2007.

27. Does Ventana have a “Poison Pill?” What does that mean and does a Poison Pill entitle employees to more shares?

Yes, Ventana has a shareholder rights plan, also referred to as a “poison pill.” Under this plan, if Roche were to acquire a sufficient percentage of the Company’s common stock or consummate its tender offer, the “pill” would be “triggered,” which would cause Roche to experience substantial dilution (have less of an ownership percentage in the company).

We cannot comment on whether the Company’s board would allow the rights plan to be triggered under these circumstances.

28. What happens to my unvested stock if we are acquired?

Since we have not been acquired, it is difficult to say. For now, there has been no acquisition, and so while the value of your shares and options may increase or decrease depending on our stock price, they are still Ventana shares and options.

Recruiting and Jobs

29. What should we tell job candidates if they ask us about Roche’s offer?

We have provided our response to Roche’s bid. As far as we are concerned, we are running our business, and we are continuing to do business as usual.

30. What do we tell managers about openings?

We are continuing to do business as usual. As always, we need to get review of the openings at the appropriate level and get appropriate approval. For those positions in the groups where the EMT asked that we review the openings, we should not hire until that review is complete.

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VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Supplier/Partner Q&A

Top Questions

1. Why did Ventana reject Roche’s offer?

In short, our Board believes that Roche’s offer doesn’t come close to compensating our stockholders for the intrinsic underlying value of Ventana—including our current products and technologies, unique business strategy, the longer term potential of our robust R&D pipeline and our truly unique position in the marketplace. Our Board believes that Roche recognizes the attractiveness of our current market position and significant future growth prospects, and has opportunistically timed its offer before these factors could be fully reflected in the Company’s stock price.

We want everyone to see what Roche sees, so over the next weeks and months, we will be spending more time communicating to the market about our tremendous potential, including on our upcoming earnings conference call.

2. How does this impact my relationship with Ventana?

It is business-as-usual at Ventana and this process will not have an impact on our business with you and your ability to count on us as a trusted partner. We value our relationship and are committed to continuing to work with you to ensure our Company’s bright future and dedication to the highest standards of patient care.

3. What happens next?

It is difficult to say where this goes from here, but I want to emphasize that, regardless, we greatly value our relationship with you, and we are committed to an unwavering focus on meeting our commitments to you.

We are very excited about our Company, its prospects and the many exciting, game-changing new products in our R&D pipeline, including in companion diagnostics and the emerging field of personalized medicine. In the weeks ahead, our Board and management team will be communicating more about that pipeline and I’m sure you’ll understand why we are so enthusiastic.

Please be assured that we will keep you updated on events as appropriate and feel free to get in touch with your Ventana representative should you have any questions.

4. How will this situation impact your business with Roche in Europe and your collaboration with Genentech going forward?

Our joint venture relationships will continue, business-as-usual.

5. Is there any chance you will do a deal with Roche?

I can’t speculate. Our Board and management team remain committed to executing our business strategy, and are committed to building near and long-term value for all of our stockholders. We intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

6. So have you put the company up for sale?

No. Our Board and management team remain committed to executing our business strategy, and are committed to building near and long-term value for all of our stockholders. We obviously have fiduciary obligations to our stockholders, but we intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

7. What happens if Roche walks away? Will we be doing business differently?

There’s no reason why we would do business any differently. We would be the same company we were before Roche decided to launch its hostile bid.

It is important that you know that it is business-as-usual at Ventana and this process will not have an impact on our business with you and your ability to count on us as a trusted partner. We value our relationship and are committed to continuing to work with you to ensure our Company’s bright future and dedication to the highest standards of patient care.

8. Are you having financial problems?

Absolutely not. The Company is growing and financially healthy. Roche’s interest is—we believe—in trying to capture upside for its stockholders that we believe rightfully belongs to ours.

9. What is in Ventana’s R&D pipeline? When will these products be available?

We look forward to sharing more detail on that in our upcoming earnings release and conference call.

For now, generally speaking, there are exceptionally favorable growth dynamics in the global diagnostics industry, and we have a strong and unique leadership position driven by innovation. You can also find more information in our Schedule 14D-9 filing, which is available on our website.

10. Do you anticipate a change in near term ordering patterns? Will your supply needs decline after merging with Roche?

We have provided our response to Roche’s bid. As far as we are concerned, we are running our business as usual and anticipate no changes.

11. Could our business with you benefit from this merger with Roche?

We have no plans to merge with Roche so I cannot speculate.

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VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Customer Q&A

Top Questions

1. Why did Ventana reject Roche’s offer?

In short, our Board believes that Roche’s offer doesn’t come close to compensating our stockholders for the intrinsic underlying value of Ventana—including our current products and technologies, unique business strategy, the longer term potential of our robust R&D pipeline and our truly unique position in the marketplace. Our Board believes that Roche recognizes the attractiveness of our current market position and significant future growth prospects, and has opportunistically timed its offer before these factors could be fully reflected in the Company’s stock price.

We want everyone to see what Roche sees, so over the next weeks and months, we will be spending more time communicating to the market about our tremendous potential, including on our upcoming earnings conference call.

2. How does this impact my relationship with Ventana?

It is business-as-usual at Ventana and this process will not have an impact on our commitment to delivering the best possible diagnostic instruments and reagent systems in the world. You can rely on us to continue to provide the superior products and high level of service to you that you have come to expect from the Ventana team.

3. What happens next?

It is difficult to say where this goes from here, but I want to emphasize that, regardless, you can rely on us to continue to provide the superior products and high level of service that you have come to expect from the Ventana team. It is business-as-usual at Ventana, and this process will not have an impact on our commitment to delivering the best possible diagnostic instruments and reagent systems in the world.

We are very excited about our Company, its prospects and the many exciting, game-changing new products in our R&D pipeline, including in companion diagnostics and the emerging field of personalized medicine. In the weeks ahead, our Board and management team will be communicating more about that pipeline and I’m sure you’ll understand why we are so enthusiastic.

Please be assured that we will keep you updated on events as appropriate and feel free to get in touch with your Ventana representative should you have any questions.

4. How will this situation impact your business with Roche in Europe and your collaboration with Genentech going forward?

Our joint venture relationships will continue, business-as-usual.

5. Is there any chance you will do a deal with Roche?

I can’t speculate. Our Board and management team remain committed to vigorously executing our business strategy, and are committed to building near and long-term value for all of our stockholders. We intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

6. So have you put the company up for sale?

No. Our Board and management team remain committed to executing our business strategy, and are committed to building near and long-term value for all of our stockholders. We intend to vigorously resist Roche’s attempt to acquire Ventana at this inadequate price.

7. What happens if Roche walks away? Will we be doing business differently?

There’s no reason why we would do business any differently. We would be the same company we were before Roche decided to launch its hostile bid.

Regardless, it is important that you know that it is business-as-usual at Ventana and this process will not have an impact on our commitment to delivering the best possible diagnostic instruments and reagent systems in the world. You can rely on us to continue to provide the superior products and high level of service to you that you have come to expect from the Ventana team.

8. Are you having financial problems?

Absolutely not. The Company is growing and financially healthy. Roche’s interest is—we believe—in trying to capture upside for its stockholders that we believe rightfully belongs to ours.

9. What is in Ventana’s R&D pipeline? When will these products be available?

We look forward to sharing more detail on that in our upcoming earnings release and conference call.

For now, generally speaking, there are exceptionally favorable growth dynamics in the global diagnostics industry, and we have a strong and unique leadership position driven by innovation. You can also find more information in our Schedule 14D-9 filing, which is available on our website.

10. Could our business with you benefit from this merger with Roche?

We have no plans to merge with Roche so I cannot speculate.

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VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.